UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3 to Form 8-A

Originally Filed on January 8, 2009

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE9 LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Building No. 3, 690 Bibo Road

Zhangjiang Hi-tech Park

Pudong New Area, Shanghai 201203

People’s Republic of China

+86(21) 5172 9999

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Ordinary Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO. 3 TO FORM 8-A

The9 Limited (the “Company”) hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A dated January 8, 2009, as amended on March 10, 2009 and June 9, 2017 (the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following to the end thereof:

On June 16, 2017, the Registrant entered into an Amendment No. 3 (the “Amendment”) to the Rights Agreement dated as of January 8, 2009, as amended by Amendment No. 1 dated March 9, 2009 and Amendment No. 2 dated June 8, 2017, between the Registrant and The Bank of New York Mellon, as Rights Agent (the “Rights Agreement”), pursuant to which the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement was amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, and together with any other Person with whom such Person is Acting in Concert (or any Affiliate or Associate thereof), shall be the Beneficial Owner of securities of the Company constituting a Substantial Block, but shall not include (i) an Exempt Person, (ii) The Bank of New York Mellon, in its capacity as depositary agent, pursuant to the Deposit Agreement, (iii) (A) the Bosma Existing Holder, unless and until such time as the Bosma Existing Holder shall become the Beneficial Owner of 20% (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares) (the “Bosma Cap”) or more of the voting securities of the Company then outstanding, (B) the Incsight Existing Holder, for so long as the Incsight Standstill Agreement remains in full force and effect, (C) Ark Pacific Holder, unless and until such time as the Ark Pacific Holder shall become the Beneficial Owner of 37% (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares) (the “Ark Pacific Cap”) or more of the voting securities of the Company then outstanding, or (D) IE Holder, unless and until such time as the IE Holder shall become the Beneficial Owner of 16% (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Ordinary Shares or pursuant to a split or subdivision of the outstanding Ordinary Shares) (the “IE Cap”) or more of the voting securities of the Company then outstanding, (iv) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of a Substantial Block (or, (x) in the case of the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder, of voting securities of the Company equal to or in excess of the Bosma Cap, the Ark Pacific Cap and the IE Cap, respectively) solely as a result of a change in the aggregate number of Ordinary Shares or other voting securities of the Company outstanding since the last date on which such Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) acquired Beneficial Ownership of any securities of the Company constituting such Substantial Block (or, in the case of the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder, equal to or in excess of the Bosma Cap, the Ark Pacific Cap and the IE Cap, respectively); provided, however, that if a Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) shall become the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder, of voting securities of the Company equal to or in excess of the Bosma Cap, the Ark Pacific Cap and the IE Cap, respectively) solely as a result of a change in the aggregate number of Ordinary Shares and shall, after such change, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) shall be deemed to be an Acquiring Person, or (v) any Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder, of voting securities of the Company equal to or in excess of the Bosma Cap, the Ark Pacific Cap and the IE Cap, respectively), in the good faith belief that such acquisition would not (x) cause such Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) and its Affiliates and Associates to become the Beneficial Owner of a Substantial Block (or, in the case of the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder, of voting securities of the Company equal to or in excess of the Bosma Cap, the Ark Pacific Cap and the IE Cap, respectively), and such Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) relied in good faith in computing the percentage of its voting power on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11 to occur. For purposes of this definition, the determination whether any Person (including the Bosma Existing Holder, the Ark Pacific Holder and the IE Holder) acted in good faith shall be conclusively determined by the Board.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended. The above summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment read in conjunction with the Rights Agreement, copies of which are filed as exhibits hereto and are incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Exhibit

4.1	Rights Agreement dated as of January 8, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on January 8, 2009).

4.2	Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on March 10, 2009).

4.3	Amendment No. 2 to the Rights Agreement, as amended, between The9 Limited and The Bank of New York Mellon, as Rights Agent, dated as of June 8, 2017 (incorporated by reference to Exhibit 4.3 of Amendment No. 2 to Form 8-A filed by The9 Limited on June 9, 2017).

4.4*	Amendment No. 3 to the Rights Agreement, as amended, between The9 Limited and The Bank of New York Mellon, as Rights Agent, dated as of June 16, 2017.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE9 LIMITED

By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

Dated: June 16, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Rights Agreement dated as of January 8, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on January 8, 2009).

4.2	Amendment No. 1 to the Rights Agreement dated as of March 9, 2009 between The9 Limited and The Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed by The9 Limited on March 10, 2009).

4.3	Amendment No. 2 to the Rights Agreement, as amended, between The9 Limited and The Bank of New York Mellon, as Rights Agent, dated as of June 8, 2017 (incorporated by reference to Exhibit 4.3 of Amendment No. 2 to Form 8-A filed by The9 Limited on June 9, 2017).

4.4*	Amendment No. 3 to the Rights Agreement, as amended, between The9 Limited and The Bank of New York Mellon, as Rights Agent, dated as of June 16, 2017.

*	Filed herewith.